Standard Officer

RESTRICTED STOCK UNIT AWARD
UNDER THE
AMENDED AND RESTATED 2009 PRAXAIR, INC.
LONG TERM INCENTIVE PLAN
Effective as of (insert date) (the “Grant Date”), «Legal_First_Name» «Last_Name» (the “Participant”) is hereby granted the following Restricted Stock Unit (“RSU”) Award under the Amended and Restated 2009 Praxair, Inc. Long Term Incentive Plan, as assumed by Linde plc (the “Plan”), subject to the terms and conditions of the Plan, which are incorporated herein by reference, and those set forth below. The Plan shall control in the event of any conflict between the terms and conditions of the Plan and those set forth in this Award.

This Award has been conveyed and will be managed online, and the Participant’s online acceptance and acknowledgement of this Award constitutes his or her acceptance of all of the terms and conditions of the Plan and this Award. A copy of the Plan has been made available to the Participant, and the Participant hereby acknowledges that he or she has read and understands the Plan and this Award.
Capitalized terms used herein and not defined shall have the meanings set forth in the Plan, as the same may be amended from time to time. For purposes of this Award, Linde plc (the “Company”) and its Subsidiaries are collectively referred to herein as “Linde.”

1.
Award of Restricted Stock Units. The Participant is hereby granted an award of (insert #) notional RSUs (the “Award”). Each RSU represents a bookkeeping entry which is equal in value to a single Share.

2.	Vesting of Award; Treatment upon Termination of Service or Change in Control.

a.
Vesting Generally. Except as otherwise provided in this Section 2, this Award shall vest on (insert date), if the Participant has remained continuously employed by Linde at all times from the Grant Date through (insert date) (a Participant who is employed by a Subsidiary shall be deemed to have terminated employment by action of Linde other than for cause for purposes of this Award at such time as the employing entity ceases to be a Subsidiary), and as soon as practicable thereafter, shall be settled by payment to the Participant of a number of Shares equal to the number of RSUs subject to this Award.

b.	Death or Disability. Notwithstanding any provision of this Section 2 to the contrary, if after the Grant Date but prior to (insert date):

(i)	the Participant’s employment with Linde terminates by reason of the Participant’s death; or

(ii)	the Participant becomes Totally and Permanently Disabled while employed by Linde, this Award shall become immediately vested as to a number of Shares equal to the number of RSUs subject to this Award, multiplied by a fraction having a numerator equal to the number of days elapsed from the Grant Date through the date the Participant’s death or Total and Permanent Disability (as applicable), and a denominator equal to (insert # of days in vesting period),and settled as soon as practicable thereafter by payment to the Participant such resulting Shares. For purposes of this Award, a Participant shall be “Totally and Permanently Disabled” if the Participant is determined by Linde to be unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

c.
Termination by Action of Linde Other than for Cause, or Termination After Attaining Certain Age and Service Requirements. Notwithstanding any provision of this Section 2 to the contrary, in the event the Participant’s employment with Linde terminates on or after the first anniversary of the Grant Date, but prior to (insert date), by reason of the Participant’s:

(i)	termination of employment by action of Linde other than for cause and not due to the Participant’s Total and Permanent Disability; or

(ii)
termination of employment with Linde other than for cause and not due to the Participant’s Death or Total and Permanent Disability, after: (a) attaining age 65; or (b) attaining age 55 and completing at least ten (10) years of employment with Linde, this Award shall become immediately vested and shall be settled on (insert date) by payment to the Participant of a number of Shares equal to the number of RSUs subject to this Award. For purposes of this Award, the Participant’s termination by action of Linde for cause, shall include, but not be limited to, the Participant’s termination by action of Linde for violation of Linde’s Code of Business Integrity (or any superseding integrity policy) or poor performance.

d.
Change in Control. Notwithstanding any provision of this Section 2 to the contrary, in the event the Participant’s employment with Linde or any successor thereto is terminated (a) by action of Linde other than for Cause or (b) by the Participant with Good Reason, in each case, within two (2) years following the Change in Control but prior to (insert date), this Award shall become immediately vested (y) if the effective date of such termination is prior to the first anniversary of the Grant Date, as to (insert fraction) of the RSUs subject to this Award (rounded down in the event of fractional Shares), and the remaining RSUs shall be immediately forfeited, or (z) if the effective date of such termination is on or after the first anniversary of the Grant Date, as to all of the RSUs subject to this Award, and as soon as practicable thereafter, shall be settled by payment to the Participant of a number of Shares (or such other form of payment having an equivalent value as may be authorized by the Committee in its sole discretion) equal to the number of RSUs vesting under this Award.

(i)
For purposes of this Section 2.d., “Cause” shall have the meaning set forth in the Participant’s employment agreement or severance compensation agreement, in either case, as in effect immediately before the Change in Control, provided, however, that in the absence of any such agreement or in the event that such agreement does not contain a definition of “Cause,” Cause shall include, but not be limited to, violation of Linde’s Code of Business Integrity (or any superseding integrity policy) or poor performance.

(ii)
For purposes of this Section 2.d., “Good Reason” shall have the meaning set forth in the Participant’s employment agreement or severance compensation agreement, in either case, as in effect immediately before the Change in Control, provided, however, that in the absence of such any such agreement or in the event that such agreement does not contain a definition of “Good Reason,” Good Reason shall mean, without the Participant’s express written consent, (a) a reduction in the annual rate of base salary as in effect immediately prior to the date of the Change in Control or as the same may be increased from time to time thereafter, unless such reduction is part of a policy, program or arrangement that is applicable on a nondiscriminatory basis to the Participant and other similarly situated executives employed by Linde or its successors or (b) the assignment of any duties or responsibilities or diminution of duties or responsibilities which in the Participant’s reasonable judgment are inconsistent with the Participant’s status or position with Linde in effect immediately prior to the Change in Control, provided, however, that Good Reason shall not exist unless the Participant provides Linde with a notice of termination not later than 60 days after the occurrence of the event giving rise to Good Reason and Linde fails to remedy such condition to the Participant’s reasonable satisfaction within 30 days of such notice.

e.
Forfeiture of Award. In the event the Participant’s employment with Linde terminates for any reason other than those specifically set forth in Sections 2.b., c. or d. prior to (insert date), this Award shall be immediately forfeited. In the event this Award is forfeited for any reason, no payment shall be made in settlement of the Award.

3.	Other Terms and Conditions. It is understood and agreed that the Award of RSUs evidenced hereby is subject to the following terms and conditions:

a.
Rights of Participant. Except as provided in Section 3.d., the Participant shall have no right to transfer, pledge, hypothecate or otherwise encumber the Award. Prior to the payment of Shares in satisfaction of this Award, the Participant shall have none of the rights of a stockholder of the Company with respect to the Award, including, but not limited to, voting rights and the right to receive or accrue dividends or dividend equivalents. Notwithstanding any provision of the Plan or this Award to the contrary, Shares delivered in satisfaction of this Award shall be subject to applicable Linde policies as from time to time in effect, including but not limited to, Linde’s insider trading and Executive Stock Ownership policies.

b.
No Right to Continued Employment. This Award shall not confer upon the Participant any right with respect to continuance of employment by Linde nor shall this Award interfere with the right of Linde to terminate the Participant’s employment.

c.
No Right to Future Awards. The selection of recipients of RSUs and other Awards under the Plan is determined annually on the basis of several factors, including job responsibilities and anticipated future job performance. The Participant’s selection to receive this Award shall in no way entitle him/her to receive, or otherwise obligate Linde to provide the Participant, any future RSUs or other awards under the Plan or otherwise.

d.	Transferability. This Award is not transferable other than:

(i)	in the event of the Participant’s death, in which case this Award shall be transferred to the Participant’s executor, administrator, or legal representative; or

(ii)	pursuant to a domestic relations order.
Any transfer of this Award, in whole or in part, is subject to acceptance by the Company in its sole discretion and shall be affected according to such procedures as the Company’s Chief Human Resources Officer may establish. The provisions of this Award, relating to the Participant, shall apply to this Award notwithstanding any transfer to a third party.

e.
Cancellation of Award. Notwithstanding any other provision of this Award, the Committee may, in its sole discretion, cancel, rescind, suspend, withhold, or otherwise limit or restrict this Award, and/or recover any gains realized by the Participant in connection with this Award, in the event any actions by the Participant are determined by the Committee to (i) constitute a conflict of interest with Linde, (ii) be prejudicial to Linde’s interests, or (iii) violate any non-compete agreement or obligation of the Participant to Linde, any confidentiality agreement or obligation of the Participant to Linde, Linde’s applicable policies, or the Participant’s terms and conditions of employment.

f.
Clawback. This Award shall be subject to the clawback or recapture policy, if any, that Linde may adopt from time to time to the extent provided in such policy and, in accordance with such policy, may be subject to the requirement that this Award be repaid to Linde after it has been distributed or paid to the Participant.

4.
Tax Withholding. Upon the date of payment of the Award, Linde will deduct from the number of Shares (or other form of payment, if applicable) otherwise due the Participant, Shares (or other form of payment, if applicable) having a Fair Market Value (or fair market value in the event of payment other than in Shares) sufficient to discharge all applicable federal, state, city, local or foreign taxes of any kind required to be withheld with respect to such payment, provided that, if Shares are so withheld, they shall be withheld only up to the minimum required tax withholding rates or such other rate that will not trigger a negative accounting impact on Linde. In the alternative, Linde shall have the right to require the Participant to pay cash to satisfy any applicable withholding taxes as a condition to the payment of the Award. Notwithstanding the foregoing, to the extent any employment or other taxes are due in respect of the Award prior to the payment of the Award, Linde shall have the right to require the value of such taxes to either be withheld by deducting Shares underlying the Award (as described above) or by requiring the Participant to pay cash to satisfy such applicable withholding.

5.
References. References herein to rights and obligations of the Participant shall apply, where appropriate, to the Participant’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Award.

6.	Governing Law. This Award shall be governed by and construed in accordance with the laws of Connecticut, without giving effect to principles of conflict of laws.

7.
No Third Party Beneficiaries. Except as expressly provided in the Plan or herein, neither the Plan nor this Award will confer on any person other than Linde and the Participant any rights or remedies under the Plan or hereunder

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its proper officer hereunto duly authorized, as of the day and year first hereinabove written.

Linde plc

By
David Strauss Chief Human Resources Officer

1